CONSENT OF COUNSEL

I hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB of my consent dated January 19, 2001 appearing in the North Shore Capital IV, Inc. Registration Statement on Form 10SB12G/A filed November 1, 2000. I also consent to the reference tomes under the heading "Exhibits" in such Registration Statement.

GERARD WERNER, P.C.

/s/ Gerard Werner, P.C.

By:_______________________


Springfield, VA